Exhibit 4.4

FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

OF QUANTUM CORPORATION

This FIRST AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made and entered into as of June 1, 2026, by and between Quantum Corporation, a Delaware corporation (the “Company”), and Dialectic Technology SPV LLC (“Holder”). The Company and the Holder are referred to herein from time to time collectively as the “Parties,” and each individually, as a “Party.” Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Warrant (as defined below).

WHEREAS, on September 23, 2025, the Company issued to Holder a Warrant to Purchase Common Stock, pursuant to which Holder is entitled to purchase 2,653,308 shares of the Company’s Common Stock at an exercise price equal to $8.81 per share (the “Warrant”); and

WHEREAS, the Parties desire to amend certain terms set forth in the Warrant.

NOW, THEREFOR, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Warrant as follows:

1. Definitions.

a.	The definition of “Affiliate” in Section 1(c) of the Warrant is hereby amended and restated in its entirety as follows.

“(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.”

b.	The definition of “Effectiveness Deadline” in Section 1(j) of the Warrant is hereby deleted in its entirety.

c.	The definition of “Excluded Stock” in Section 1(m) of the Warrant is hereby amended and restated in its entirety as follows.

“(m) “Excluded Stock” means the issuance of: (i) Common Stock upon the exercise of Options outstanding as of the Issuance Date, pursuant to the terms of Options or any applicable option plan as of the Issuance Date; (ii) compensatory Options (and the issuance of Common Stock upon exercise thereof), restricted stock or restricted stock units (and the issuance of Common Stock upon settlement of such restricted stock units) of the Company to employees, officers, directors or consultants of the Company after the date hereof pursuant to a stock option plan, restricted stock agreement or other incentive stock plan or pursuant to any employee benefit plan, in each case as in effect on the Issuance Date, as approved by the Company’s stockholders following the Issuance Date or adopted by the Company’s board of directors as an inducement award or plan in accordance with the applicable regulations of the Eligible Market; (iii) the Warrant Shares; (iv) Common Stock issued upon exercise of warrants to purchase Common Stock outstanding as of the Issuance Date; (v) any Common Stock or Common Stock Equivalents issued in connection with the secured convertible notes held by the Holder (or any successor holder or transferee of such secured convertible notes) outstanding as of the Issuance Date (the “Convertible Notes”) (including upon exercise, exchange or conversion of any Common Stock or Common Stock Equivalents issued in connection with the original issuance of the Convertible Notes); (vi) any Common Stock or Common Stock Equivalents issued in connection with any bona fide equity financing or capital raise transaction of the Company, to the extent the Holder consents in writing; and (vii) any Common Stock or Common Stock Equivalents issued as consideration in connection with the bona fide acquisition of all of the assets or capital stock or a business line (including the acquisition of the intellectual property) of another business (whether by merger, purchase of stock or assets or otherwise) if such issuance is approved by the board of directors of the Company.”

d.	The definition of “Put Price” in Section 1(u) of the Warrant is hereby amended and restated in its entirety as follows.

“(u) “Put Price” shall be equal to the product of (I) the Original Issue Value, multiplied by (II) a fraction, the numerator of which is the number of Warrant Shares subject to the Put Exercise Notice and the denominator of which is the total number of Warrant Shares issuable to the Holder under this Warrant as of the Issuance Date (in the case of each of clause I and clause II, as adjusted for any stock dividends, stock splits, combinations or similar events pursuant to Section 10(a)).”

e.	The definition of “Transaction Agreement” in Section 1(dd) of the Warrant is hereby deleted in its entirety.

2. Amendment to Section 10(b)(i) of the Warrant. Section 10(b)(i) of the Warrant is hereby amended and restated in its entirety as follows:

“(i) evidences of indebtedness of any Person;”

3. Amendment to Section 10(d)(ii) of the Warrant. Section 10(d)(ii) of the Warrant is hereby amended and restated in its entirety as follows:

“(ii) The adjustment to the Exercise Price shall be made at the end of each fiscal quarter, based on the issuances of Common Stock Equivalents during that quarter. No further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents. Notwithstanding the foregoing, if any Common Stock Equivalents as to which an adjustment to the Exercise Price was made pursuant to Section 10(d)(i) expire, terminate or are cancelled without having been exercised, converted or exchanged in full, then the Exercise Price shall be readjusted as of the date of such expiration, termination or cancellation to the Exercise Price that would have been in effect had the adjustment made upon the issuance of such expired, terminated or cancelled Common Stock Equivalents been made on the basis of the actual number of shares of Common Stock issued upon exercise, conversion or exchange thereof (or, if no shares of Common Stock were issued, as if such Common Stock Equivalents had never been issued).”

4. Amendment to Section 10(e) of the Warrant. Section 10(e) of the Warrant is hereby amended and restated in its entirety as follows:

“(e) Number of Warrant Shares. Subject to the limitations set forth in Section 13(iii), simultaneously with any adjustment to the Exercise Price pursuant to this Section 10, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment; provided that no Exercise Price adjustment or adjustment to the number of Warrant Shares issuable in the aggregate pursuant to this Section 10(e) may be based on an Exercise Price of less than $5.00 per Warrant Share, as adjusted for any stock dividends, stock splits (including forward and reverse), stock combinations, recapitalizations or similar events.”

5. Amendments to Section 14 of the Warrant.

a.	The notice information for “Holder” in Section 14 of the Warrant is hereby amended and restated in its entirety as follows:

“If to Holder:

Dialectic Technology SPV LLC

119 Rowayton Avenue

Rowayton, CT 06853

Attention: John Fichthorn

E-mail:

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

1801 Page Mill Road, Suite 210

Palo Alto, CA 94304

Attention: Christopher M. Forrester

Email: ”

b.	The first line of the address for Pillsbury Winthrop Shaw Pittman LLP in Section 14 of the Warrant is hereby amended to read “2400 Hanover Street.”

6. Full Force and Effect. From and after the date hereof, all references in the Warrant to “this Warrant,” “hereof” or words of similar import shall mean the Warrant as amended by this Amendment. Except as expressly set forth herein, the Warrant shall remain in full force and effect on the terms and conditions set forth therein.

7. Miscellaneous. All terms and provisions contained in Section 17 of the Warrant shall apply mutatis mutandis to this Amendment, and to the Warrant as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Warrant as of the date and year first written above.

COMPANY:

QUANTUM CORPORATION

By:	/s/ Hugues Meyrath
Name: Hugues Meyrath
Title: President and Chief Executive Officer

HOLDER:

DIALECTIC TECHNOLOGY SPV LLC

By:	/s/ John Fichthorn
Name: John Fichthorn
Title: Authorized Signatory

FIRST AMENDMENT TO WARRANT

(FORBEARANCE WARRANT)

SIGNATURE PAGE